Exhibit 99.1

UNAUDITED PRO FOMA CONDNSED FINANCIAL INFORMATION

INTRODUCTION

On March 4, 2025 (the “Closing Date”), 908 Devices Inc. (the “Company”) completed its previously announced sale of the Company’s desktop portfolio, as defined below (the “Transaction”) pursuant to the Securities and Asset Purchase Agreement (the “Purchase Agreement”) with Repligen Corporation (“Repligen”). Under the terms of the Purchase Agreement, on the terms and subject to the conditions thereof, among other things, the Company sold to Repligen the Company’s tangible and intangible assets, properties and rights, including assumed contracts (the “Purchased Assets”) related to the activities, operations, and undertakings focused on the research, development, manufacture, testing, commercialization and distribution of the Company’s desktop commercial-stage analytical technology devices currently marketed or in development, including products sold under the names of Maverick, Rebel, Maven, Trace C2 and ZipChip (the “Desktop Business”). As a part of the Purchase Agreement, Repligen acquired from the Company, 100% of the Company’s direct interests in 908 Devices GmbH, a wholly owned subsidiary of the Company. In addition, in connection with the Transaction, Repligen assumed the lease obligation for the North Carolina facility attributable to the Desktop Business and entered into employment agreements with more than fifty employees of the Company. Subsequent to the Closing Date, and anticipated to be in March 2025, the Company will terminate the remaining employees that were previously supporting the Desktop Business. In conjunction with the Purchase Agreement, the Company and Repligen also entered into a supply agreement to supply certain products manufactured and/or sold by the Company to Repligen (the “Supply Agreement”), as well as an agreement to provide to Repligen or, at Repligen’s election, its Subsidiaries, certain transition services in relation to the Desktop Business (the “Transition Services Agreement”).

As a result of this Transaction, effective in the first quarter of 2025, the Company will present the Desktop Business as a discontinued operation for all periods presented. The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2024 is presented as if the Transaction had occurred as of December 31, 2024. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2024 and 2023 reflect the Company’s results as if the Transaction had occurred as of January 1, 2024. As the sale of the Desktop Business qualifies as a discontinued operation per ASC 205, Presentation of Financial Statements-Discontinued Operations (“ASC 205”), the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2024 and 2023 reflect the effects of the disposition of the Desktop Business as a discontinued operation.

The unaudited pro forma condensed consolidated financial information has been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the Transaction occurred as of the dates stated above or for any period following the sale of the Desktop Business. The pro forma adjustments are described in the notes and the unaudited pro forma condensed consolidated financial information should be read in conjunction with the related notes.

908 Devices Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2024

(in thousands)

	Historical	Discontinued		Transaction Accounting		Pro Forma
	908 Devices Inc.	Operation (A)		Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$44,032	$65,331		$—		$109,363
Marketable securities	25,568	—		—		25,568
Accounts receivable, net	12,627	(3,604)		—		9,023
Inventory	16,173	(5,287)		—		10,886
Prepaid expenses and other current assets	4,655	(471)		—		4,184
Total current assets	103,055	55,969		—		159,024
Operating lease, right-of-use assets	6,910	(3,068)		—		3,842
Property and equipment, net	3,421	(1,826)		—		1,595
Intangible assets, net	45,261	(6,582)		—		38,679
Other long-term assets	829	(318)		—		511
Total assets	$159,476	$44,175		$—		$203,651
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,063	$(142)		$—		$1,921
Accrued expenses	9,096	(2,404)		650	(C)	7,342
Deferred revenue	12,125	(1,676)		—		10,449
Operating lease liabilities	1,865	(392)		—		1,473
Total current liabilities	25,149	(4,614)		650		21,185
Operating lease liabilities, net of current portion	4,742	(2,142)		—		2,600
Deferred revenue, net of current portion	10,679	(595)		—		10,084
Deferred income taxes	2,030	(2,030)		—		—
Contingent consideration	2,284	—		—		2,284
Total liabilities	44,884	(9,381)		650		36,153
Commitments and contingencies
Stockholders' equity:
Common stock	35	—		—		35
Additional paid-in capital	356,216	—		—		356,216
Accumulated other comprehensive income	1,146	(1,146	)(B)	—		—
Accumulated (deficit) earnings	(242,805)	54,702		(650)		(188,753)
Total stockholders' equity	114,592	53,556		(650)		167,498
Total liabilities and stockholders' equity	$159,476	$44,175		$—		$203,651

See accompanying notes to unaudited pro forma condensed financial information.

908 Devices Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year Ended December 31, 2024

(in thousands, except share and per share data)

			908 Devices Inc.	Transaction
	Historical	Discontinued	Continuing	Accounting		Pro Forma
	908 Devices Inc.	Operation (D)	Operations	Adjustments		Combined
Revenue:
Product revenue	$43,922	$(10,153)	33,769	$—		$33,769
Service and contract revenue	15,709	(1,734)	13,975	—		13,975
Total revenue	59,631	(11,887)	47,744	—		47,744
Cost of revenue:
Product cost of revenue	21,645	(4,194)	17,451	—		17,451
Service and contract cost of revenue	8,130	(1,954)	6,176	—		6,176
Total cost of revenue	29,775	(6,148)	23,627	—		23,627
Gross profit	29,856	(5,739)	24,117	—		24,117
Operating expenses:
Research and development	25,495	(11,271)	14,224	—		14,224
Selling, general and administrative	53,636	(14,357)	39,279	650	(C)	39,929
Change in fair value of contingent consideration	(13,216)	—	(13,216)	—		(13,216)
Goodwill impairment	40,659	(10,481)	30,178	—		30,178
Total operating expenses	106,574	(36,109)	70,465	650		71,115
Loss from operations	(76,718)	30,370	(46,348)	(650)		(46,998)
Other income, net
Interest income	4,494	—	4,494	—		4,494
Other income (expense), net	(264)	31	(233)	2,300	(E)	2,067
Total other income, net	4,230	31	4,261	2,300		6,561
(Loss) income from operations before income taxes	(72,488)	30,401	(42,087)	1,650		(40,437)
Benefit from (provision for) income taxes	282	(282)	—	—		—
Net (loss) income from continuing operations	$(72,206)	$30,119	(42,087)	$1,650		$(40,437)

Net loss from continuing operations per share
Basic and diluted	$(2.12)					$(1.19)
Weighted average common shares outstanding
Basic and diluted	34,076,321					34,076,321

See accompanying notes to unaudited pro forma condensed financial information.

908 Devices Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year Ended December 31, 2023

(in thousands, except share and per share data)

	Historical	Discontinued	Pro Forma
	908 Devices Inc.	Operation (D)	Combined
Revenue:
Product revenue	$40,214	$(9,737)	$30,477
Service and contract revenue	10,015	(2,252)	7,763
Total revenue	50,229	(11,989)	38,240
Cost of revenue:
Product cost of revenue	18,428	(6,415)	12,013
Service and contract cost of revenue	6,479	(888)	5,591
Total cost of revenue	24,907	(7,303)	17,604
Gross profit	25,322	(4,686)	20,636
Operating expenses:
Research and development	21,904	(7,658)	14,246
Selling, general and administrative	46,176	(13,238)	32,938
Total operating expenses	68,080	(20,896)	47,184
Loss from operations	(42,758)	16,210	(26,548)
Other income, net
Interest income	6,480	(7)	6,473
Interest expense	(201)	—	(201)
Other expense, net	(131)	(322)	(453)
Total other income, net	6,148	(329)	5,819
(Loss) income from operations before income taxes	(36,610)	15,881	(20,729)
Benefit from (provision for) income taxes	211	(211)	—
Net (loss) income from continuing operations	$(36,399)	$15,670	$(20,729)

Net loss from continuing operations per share
Basic and diluted	$(1.13)		$(0.64)
Weighted average common shares outstanding
Basic and diluted	32,239,394		32,239,394

See accompanying notes to unaudited pro forma condensed financial information.

908 Devices Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Basis of Presentation

The following unaudited pro forma condensed financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11”).

The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2024 is presented as if the Transaction had occurred as of December 31, 2024. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2024 and 2023 reflect the Company’s results as if the Transaction had occurred as of January 1, 2024. As the sale of the Desktop Business qualifies as a discontinued operation per ASC 205, Presentation of Financial Statements-Discontinued Operations (“ASC 205”), the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2024 and 2023 reflect the effects of the disposition of the Desktop Business as a discontinued operation.

The unaudited pro forma condensed consolidated balance sheet includes the sale of the assets and liabilities of the Desktop Business pursuant to the Purchase Agreement presented and adjustments required to reflect the estimated cash proceeds received and gain realized in connection with the Transaction, net of transaction costs. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2024 and 2023 reflect the effects of disposition of Desktop Business as a discontinued operation. Pro forma adjustments have not been made related to the Supply Agreement as the sales under this agreement deemed to be immaterial.

The unaudited pro forma combined financial information and the accompanying notes should be read in conjunction with the audited consolidated historical financial statements of the Company for the years ended December 31, 2024 and December 31, 2023 contained in the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2024 filed with the SEC on March 7, 2025.

The gain reflected in the unaudited pro forma condensed consolidated balance sheet is based on the Company's effective tax rate of 0% and assumes the Company's net operating losses will be utilized. However, utilization of the loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred as required under Internal Revenue Code Section 382 as well as similar state and foreign provisions. Accordingly, these ownership changes may limit the amount of loss carryforwards that can be utilized to offset the taxable gain and the actual gain on sale may be less.

The estimated gain on the sale of the Desktop Business is based on the historical condensed consolidated financial statements as of December 31, 2024 and has been calculated as follows (in thousands):

Upfront payment, net of $4.0 million of transaction costs	$66,009
Release of cumulative translation adjustment under 908 Devices GmbH	1,146
$67,155

Cash	$678
Accounts receivable	3,604
Inventory	5,287
Prepaid expenses and other current assets	471
Property and equipment, net	1,826
Operating lease right-of-use assets	3,068
Intangible assets, net of related deferred tax liabilities	4,552
Other non-current assets	318
Accounts payable	(142)
Accrued expenses and other current liabilities	(2,404)
Deferred revenue	(2,271)
Operating lease liabilities	(2,534)
Net assets transferred	$12,453
Estimated gain on sale	$54,702

The net assets transferred were based on a preliminary estimate of the assets acquired and liabilities assumed by Repligen. The accounting is subject to revision as more detailed analyses are completed and additional information about the carrying values of assets acquired and liabilities assumed becomes available.

The historical consolidated financial statements have been adjusted to give effect to pro forma events based on information available to management during the preparation of the pro forma financial information and assumptions that management believes are reasonable and supportable. The following unaudited pro forma condensed financial statements are provided for illustrative purposes only. They do not purport to represent what the actual results of operations or the financial position would have been had the Transaction occurred on the dates indicated, or on any other date, nor are they necessarily indicative of the Company’s future results of operations or the financial position after the Transaction.

2. Notes to Pro Forma Adjustments

The unaudited pro forma condensed consolidated statements balance sheet and operations reflect the effect of the following adjustments:

A.	Reflects the discontinued operations of the Desktop Business, including associated assets, liabilities, and equity in accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations as currently estimated. The balance in accumulated deficit reflects the estimated gain on sale of the Desktop Business. The estimated gain on sale of the Desktop Business is not reflected in the unaudited pro forma condensed consolidated statements of operations as the impact is included in discontinued operations. The accounting for the gain on the sale of the Desktop Business and adjustments related to the Transaction have not yet been finalized.

B.	Represents the release of the cumulative translation adjustments due to the substantial liquidation of a foreign entity.

C.	Reflects a bonus paid to remaining employees of the Company as a result of completing the Transaction.

D.	Reflects the reclassification of the operating results of the Desktop Business included in the Company’s historical condensed consolidated financial statements to discontinued operations. These reclassifications include direct operating expenses incurred by the discontinued operation that are directly identifiable as revenues and costs of the Desktop Business being disposed of that the Company will not continue to recognize on an ongoing basis. Indirect expenses, such as allocated corporate overhead costs were excluded as they do not meet the requirements to be presented in discontinued operations.

E.	Reflects the estimated effect of the Transition Services Agreement entered into at the Closing Date. The adjustments reflect the estimate of other income and various transition services.